Exhibit 10.1

Outline of Supplemental Senior Management Performance Bonus Program for Fiscal 2010.

1. Performance Criteria. The Performance Criteria for Fiscal 2010 from which awards under this program will vest is achievement of Consolidated Earnings Before Tax(“EBT”) over the budgeted amount of $2,900,000.

Service Criteria. Participant must be employed by the Company on January 1, 2011 to receive a fully vested award under this program.

2. The total bonus pool available under the program shall be 20% of the 2010 Consolidated EBT (net of bonus payments under this plan) over $2,900,000 but shall not be more than $2,500,000. The Committee may adjust the actual Consolidated EBT to exclude extraordinary items in order to appropriately compare actual results with budgeted results.

3. The amount of the total bonus pool shall be allocated to the participating executives as follows:

CEO: 34%

Others: 22%

4. Election to be paid in Restricted Stock Units or Non-Qualified Stock Options. A participant may make an irrevocable election to receive the award as Restricted Stock Units or Non-Qualified Stock Options within the time provided in the award notification which shall be no later than June 30, 2010 (the “Election Date”). Restricted Stock Units and Non-Qualified Stock Options will be granted under the 2007 Employees Equity Compensation Plan on the Election Date based on the closing price of the Company’s common stock on the Election Date (the “Closing Price”) and shall be subject to the Performance Criteria and Service Criteria and provide for 25% additional vesting per year beginning one year from date of grant. Absent a valid election awards under the program shall be paid in cash.

5. Number of Restricted Stock Units or Non-Qualified Stock Options to be vested. The number of Restricted Stock Units or Non-Qualified Stock Options to be vested to an electing participant shall be a multiple of the dollar equivalent of the bonus allocated to the participant divided by the Closing Price. The multiple for Restricted Stock Units is 1.33 and the multiple for Non-Qualified Stock Options is 1.98.

Examples: A participant’s bonus allocation is $60,000 and the Closing Price is $3.00. If duly elected, an RSU will vest for 26,600 shares (60,000/3.00 x 1.33). If duly elected, an NQSO will vest for 39,600 shares (60,000/3.00 x 1.98) with an exercise price of $3.00 per share.

6. Bonus Payment Date. The date between January 2, 2011 and March 15, 2011 on which the Company will deliver the cash awards and finalize the other awards to the participants under the program.